Exhibit 99(h)(iii)

EXECUTION

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of September 1, 2024, by and between each investment company referenced on the signature page hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNY”).

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, each Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended, the rules thereunder, and related publicly available interpretations issued by the SEC or the SEC Staff (including by way of no-action letter or exemptive order).

“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY and the applicable Fund. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

“BNY Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors, board of trustees, general partner or manager, as applicable.

“Confidential Information” shall have the meaning given in Section 21 below.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY by S.W.I.F.T., tested telex, letter, facsimile transmission or other method or system specified by BNY as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person. Instructions may be continuing Instructions when deemed appropriate by both parties.

“Investment Advisor” shall mean the entity identified by a Fund to BNY as the entity having investment responsibility with respect to the Fund, including, if applicable, an investment sub-adviser to such Fund.

“Net Asset Value” shall mean the per share value of a Series, calculated in the manner described in the Fund’s Offering Materials.

“Offering Materials” shall mean a Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund’s respective Series.

“Oral Instructions” shall mean oral instructions received by BNY under permissible circumstances specified by BNY, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY to be an Authorized Person.

“Organizational Documents” shall mean certified copies of a Fund’s articles of incorporation, declaration of trust certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of a Fund.

2.	Appointment.

Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties.

Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally;

(c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(d) The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund. To the extent that the computation of the Net Asset Value by BNY as described in Schedule I attached hereto in accordance with the then effective Offering Materials for the Fund and in accordance with BNY’s standard of care as set forth in Section 9 of this Agreement would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY as to its capacity to act in accordance with the foregoing;

(e) The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY or to the Investment Advisor or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY to such Investment Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(f) Each person named on Exhibit B hereto is duly authorized by such Fund to be an Authorized Person hereunder;

(g) Without limiting the provisions of Section 21 below, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its Board, officers, employees, regulators, examiners, internal and external accountants, auditors and counsel, (ii) if applicable, for a summary description of this Agreement in the Offering Materials and financial statements, (iii) to any other person when required by a court order or legal process, (iv) as agreed in writing by BNY (v) as required by applicable law or regulation, or (vi) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Fund shall instruct its Board officers, employees, internal and external accountants, auditors and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder;

(h) The Fund shall promptly notify BNY in writing of any and all legal proceedings or securities investigations filed or, to the knowledge of the Fund, commenced against the Fund, the Investment Advisor (with respect to the Fund) or the Board that may call into question the validity or enforceability of this Agreement; and

(i) The Fund acknowledges that certain information provided by BNY on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund and its users. Certain information provided by BNY is supplied to BNY pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Fund, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY on its websites in any way without the express written permission of BNY and the Licensor. (Licensor permission to be obtained by BNY prior to BNY providing its permission.)

4.	Delivery of Documents.

Each Fund shall promptly provide, deliver or cause to be delivered from time to time to BNY the Fund’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be reasonably necessary for BNY to perform its duties hereunder. BNY shall not be deemed to have notice of any information (other than information supplied by BNY) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY.

5.	Matters Regarding BNY.

(a) Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) In performing the services hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person, and each Fund acknowledges that BNY does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the Fund and BNY expressly agree in writing to any such increase in the scope of services.

(d) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY and to provide BNY, upon reasonable request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is reasonably necessary in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of a Fund to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund, and BNY shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY of its duties hereunder. BNY shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by a Fund, or by any affiliate of such Fund or by any other third party service provider to such Fund. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e) Nothing in this Agreement shall limit or restrict BNY, any BNY Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f) Each Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to BNY in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. Each Fund shall also furnish BNY with bid, offer or market values of securities if BNY notifies such Fund that the same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which the Fund directs BNY to utilize, and which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer or market values of securities and instruct BNY in Instructions to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Fund. Notwithstanding the foregoing, BNY shall perform an initial review of the reliability of the pricing information received from securities pricing vendors in accordance with tolerance-levels mutually agreed upon from time to time between the parties hereto.

(g) BNY may apply to an Authorized Person of any Fund for Instructions with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith without negligence, willful misconduct or reckless disregard in the performance of its duties hereunder in accordance with such Instructions. Such application for Instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) each Fund consents to the disclosure of and authorizes BNY to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY may store the names and business contact information of each Fund’s employees and representatives on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Group, and notwithstanding anything in this Agreement to the contrary the BNY Group will own all such aggregated data, provided that the BNY Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular Fund. Each Fund confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.

(i) BNY may consult its own counsel or, with prior approval of the appropriate Fund, with counsel to such Fund, in each case at BNY sole expense, and shall be fully protected with respect to anything done or omitted by it in good faith without negligence, willful misconduct or reckless disregard in the performance of its duties hereunder in accordance with the advice or opinion of such counsel.

(j) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY is solely responsible for processing such securities, as identified by the applicable Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(k) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, except as may be mutually agreed upon by BNY and the Funds from time to time in writing, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(l) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of a Fund’s or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of a Series’ Shares effected by or on behalf of a Series. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which the Fund directs BNY to utilize, and which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing and subject to the performance of the initial review of the reliability of the pricing information received from securities pricing vendors in accordance with tolerance-levels mutually agreed upon from time to time between the parties hereto, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(n) Neither BNY nor the Fund, nor any of their respective affiliates, shall be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances that, after taking commercially reasonable measures, are beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. BNY shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement. Upon the occurrence of any such delay or failure, BNY shall use commercially reasonable efforts to resume performance of its duties under this Agreement as soon as practicable under the circumstances, including notification to the Fund in connection with any delayed receipt of instructions or documentation. Upon reasonable request, BNY shall discuss with the Funds any business continuity/disaster recovery plan of BNY and/or provide a high-level summary of such plan. BNY represents that its business continuity plan is appropriate for its business as a provider of fund accounting services to investment companies registered under the 1940 Act and enables BNY to take appropriate actions to address major disasters and system disruptions or failures.

(o) BNY shall enter into and shall maintain reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY shall, at no additional expense to the applicable Fund, take reasonable steps to minimize service interruptions. BNY shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY’s own negligence, intentional misconduct, bad faith or reckless disregard in the performance of its duties under this Agreement.

6.	Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund (or other responsible party as may be approved by the Fund’s Board), including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub- advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.

7.	Portfolio Compliance Services.

(a) If Schedule I contains a requirement for BNY to provide a Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by each Fund and as mutually agreed between BNY and such Fund, and the results of BNY’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b) A Fund will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify BNY promptly in writing if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY of any error, omission or discrepancy within ten (10) days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY of such condition after discovery thereof.

(c) While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions, whether due to BNY’s negligence, willful misconduct, bad faith or reckless disregard or otherwise, in the performance of Portfolio Compliance Services, a Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance by BNY of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Fund.

8.	Rule 38a-1 and Regulatory Administration Services.

(a) If Schedule I contains a requirement for BNY to provide a Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b) Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person.

(c) All work product produced by BNY as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the applicable Fund and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9.	Standard of Care; Indemnification.

(a) In performing the responsibilities delegated to it under this Agreement, BNY shall at all times act in good faith and agrees to exercise reasonable care, diligence and expertise of a fund accountant having responsibility for providing fund administration and fund accounting services to investment companies registered under the 1940 Act. Except as otherwise provided herein, BNY and any BNY Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own bad faith, negligence, willful misconduct or reckless disregard in the performance of its duties hereunder. In no event shall BNY or any BNY Affiliate be liable to any Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY and any BNY Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence, willful misconduct of BNY or reckless disregard of BNY’s obligations or duties hereunder.

(b) Each Fund shall indemnify and hold harmless BNY and any BNY Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY or any BNY Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY or any BNY Affiliate without bad faith, negligence, willful misconduct or reckless disregard of BNY’s obligations or duties hereunder, or in reasonable reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Offering Materials or Documents (excluding information provided by BNY), (iii) any Instructions or (iv) any opinion of legal counsel for such Fund or BNY, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY nor any BNY Affiliate for costs, expenses, damages, liabilities or claims for which BNY or any BNY Affiliate is liable under the preceding sub-section 9(a). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement with respect to such Fund. Without limiting the generality of the foregoing, each Fund shall indemnify BNY and any BNY Affiliate against and save BNY and any BNY Affiliate harmless from any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I. Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of the Fund;

II. Action or inaction taken or omitted to be taken by BNY or any BNY Affiliate pursuant to Instructions of the Fund or otherwise without bad faith, negligence, willful misconduct or reckless disregard of BNY’s obligations or duties hereunder;

III. Any action taken or omitted to be taken by BNY in good faith without negligence, reckless disregard or willful misconduct in accordance with the advice or opinion of counsel for the Fund or its own counsel;

IV. Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

V. The method of valuation of the securities and the method of computing each Series’ Net Asset Value; and

VI. Any valuations of securities, other assets or the Net Asset Value provided by the Fund, provided that BNY’s use of such valuations is taken without bad faith, negligence, willful misconduct or reckless disregard of BNY’s obligations or duties hereunder.

(c) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or BNY’s own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d) Subject always to section 9(e) below, BNY shall indemnify and hold harmless the Fund from and against all costs, expenses, damages, liabilities and claims in third party suits and in a successful defense of claims asserted by BNY, found by a court of competent jurisdiction to be directly relating to or arising out of BNY’s bad faith, negligence or willful misconduct, except to the extent resulting from the Fund’s bad faith, negligence or willful misconduct. This provision shall survive the termination of this Agreement.

(e) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Fund and BNY agree that to the extent that BNY or any BNY Affiliate would otherwise be liable hereunder, BNY’s and such BNY Affiliate’s maximum aggregate cumulative liability for all losses, costs, expenses, damages, liabilities and obligations arising under this Agreement, the recovery of which is not excluded by another provision of this Agreement, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, shall not exceed the fees actually paid to BNY by the Fund for services provided hereunder during the preceding twelve (12) calendar month period.

10.	Compensation.

For the services provided hereunder, each Fund agrees to pay, or make arrangements for payment by the responsible party to, BNY such compensation as is mutually agreed to in writing by such Fund and BNY from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY shall deliver to each Fund invoices for services rendered. Upon review and approval of such invoices, each Fund shall either authorize BNY to debit such Fund’s custody account for all amounts due and payable hereunder or shall instruct the responsible party to make such payment. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period. All compensation outstanding upon termination of this Agreement shall be payable promptly upon receipt and review of the invoice. For the purpose of determining compensation payable to BNY, each Series’ Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

11.	Records; Visits.

(a) The books and records pertaining to each Fund and such Fund’s Series which are in the possession or under the control of BNY shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during BNY’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY to the Fund or to an Authorized Person, at the Fund’s expense.

(b) BNY shall keep all books and records with respect to each Series’ books of account, records of each Series’ securities transactions and all other books and records as BNY is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

12.	Term of Agreement.

(a) This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on the date which is the third anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless a particular Fund or BNY gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the effective termination date identified in such notice. For the avoidance of doubt, a termination of this Agreement pursuant to this paragraph 12.(b) by a Fund or by BNY with respect to a Fund shall only be a termination of this Agreement with respect to that Fund and shall not terminate the Agreement with respect to any other Fund.

(c) If a Fund or BNY with respect to a particular Fund materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM (Eastern time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. For the avoidance of doubt, a termination of this Agreement pursuant to this paragraph 12.(c) by a Fund or by BNY with respect to a Fund shall only be a termination of this Agreement with respect to that Fund and shall not terminate the Agreement with respect to any other Fund.

(d) Notwithstanding anything contained in this Agreement to the contrary, (i) if in connection with a Change in Control (defined below) a Fund gives notice to BNY terminating this Agreement or terminating it as the provider of any of the services hereunder or (ii) if a Fund otherwise terminates this Agreement, except for a termination by the Fund pursuant to Section 12(c) above, or terminates any of the services hereunder, during the first 12 months of the Initial Term (“Early Termination”), the following terms shall apply:

(i) Before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to BNY an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNY were to provide all services hereunder for the remainder of the first 12 months of the Initial Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

(ii) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY for the termination of services during the first 12 months of the Initial Term.

(iii) For the purposes of this Section 12(d), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring or re-organization of or any other similar occurrence involving a Fund or any affiliate of a Fund.

(iv) If any of the Fund’s assets serviced by BNY under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) during the first 12 months of the Initial Term and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund) during the first 12 months of the Initial Term: (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and owe BNY an Early Termination Fee calculated as if the Removed Assets constituted a "Fund"; and (ii) at BNY’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNY resulting in the Fund owing BNY the Early Termination Fee, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(e) Notwithstanding any other provision of this Agreement, any party may in its sole discretion terminate this Agreement immediately with respect to the other party by sending notice thereof to the other party upon the happening of any of the following: (i) the other party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the other party any such case or proceeding; (ii) the other party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other party or any substantial part of its property or there is commenced against the other party any such case or proceeding; (iii) the other party makes a general assignment for the benefit of creditors; or (iv) the other party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. A party may exercise its termination right under this Section 12(e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by a party of its termination right under this Section 12(e) shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(e) shall be considered given and effective when given, not when received.

13.	Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by such Fund’s Board.

14.	Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Fund without the prior written consent of BNY, or by BNY without the prior written consent of the affected Fund.

(b) Notwithstanding the foregoing: (i) with prior written notice to the Fund, BNY may assign or transfer this Agreement to any BNY Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY gives the relevant Funds thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY; (ii) BNY may subcontract with, hire, engage or otherwise outsource to any BNY Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its liabilities hereunder; (iii) BNY may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the relevant Funds, (B) limit BNY’s liability such that BNY shall only be liable for failure to reasonably select such unaffiliated third party, and BNY shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY, in the course of providing certain additional services requested by a Fund, including but not limited to, Typesetting, Money Market Fund or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY with the ability to generate certain reports or provide certain functionality. BNY shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c) As compensation for the Vendor Eligible Services rendered by BNY pursuant to this Agreement, the applicable Fund will pay to BNY such fees as may be agreed to in writing by the Fund and BNY. In turn, BNY will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY will retain the difference between the amount paid to BNY hereunder and the fees BNY pays to the Vendor as compensation for the additional services provided by BNY in the course of making the Vendor Eligible Services available to the Fund.

15.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16.	Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, and no Fund shall have a right to enforce any provision of this Agreement as it relates to another Fund. BNY shall not be responsible for any costs or fees charged to a Fund or an affiliate of a Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate.

17.	No Waiver.

Each and every right granted to a party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of a party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

18.	Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

Hawaiian Tax-Free Trust
111 S. King St. cc770
Honolulu, Hawaii 96813
Attention: Lawrence Komo

if to BNY, at

BNY

103 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Head of U.S. Fund Accounting

with a copy to:

BNY

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

20.	Several Obligations.

The parties acknowledge that the rights and obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only. A Declaration of Trust of each Fund is on file with the Secretary of the Commonwealth of Massachusetts. BNY agrees that for services rendered to each Fund, or for any claim by it in connection with the services rendered to a Fund under this Agreement, it shall look only to assets of the applicable Series for satisfaction and that it shall have no claim against the assets of any other Series. It is expressly agreed that the obligations of a Fund or a Series hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of a Fund or a Series personally, but shall bind only the property of the applicable Series. This Agreement has been signed and delivered on behalf of each Fund by an authorized officer of the Fund, and such execution and delivery by such officer shall not be deemed to have been made by such officer individually or to impose any liability on such officer, the trustees or the shareholders personally, but shall bind only the Fund as provided in the Fund’s Declaration of Trust.

21.	Confidentiality.

BNY shall keep confidential any information relating to a Fund’s business and each Fund shall keep confidential any information relating to BNY’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected party. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of a Fund or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or BNY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; (d) any information regarding or related to a Fund’s shareholders; and (e) anything designated as confidential. Notwithstanding the foregoing, as between BNY and a particular Fund information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY in connection with an independent third party compliance or other review, provided that such third party is subject to a duty of confidentiality at least as restrictive as that contained in this Agreement; (h) is released in connection with the provision of services under this Agreement, provided that the recipient of such information is subject to a duty of confidentiality at least as restrictive as that contained in this Agreement; or (i) has been or is independently developed or obtained by the receiving party. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. For the avoidance of doubt, BNY and the Fund each agrees that it will comply with the Gramm-Leach-Bliley Act, Regulation S-P promulgated under the Gramm-Leach-Bliley Act and other law applicable to it and that it will not disclose any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P, received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P, the Gramm- Leach-Bliley Act, or other applicable law. The obligations set forth in this Section 21 shall survive any termination of this Agreement for a period of one (1) year after such termination.

22.	Information Security.

(a) During the term of the Agreement, BNY will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality, availability and integrity of the Fund’s Confidential Information provided to BNY in accordance with the Agreement and when in BNY’s possession or under BNY’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to the Fund or its customers, and (iv) provide for secure disposal of Customer Data.

(b) BNY’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY’s business activities or other factors. BNY reserves the right to modify the ISP at any time, provided that BNYM shall not diminish the overall level of protection this Section 22 is intended to provide.

(c) BNY will maintain a documented incident management process designed to ensure timely detection of security events and response thereto. In the event of a declared Security Incident, BNYM will (i) promptly notify the Fund, (ii) provide updates to the Fund regarding BNY’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature. For purposes of this Section 22, “Security Incident” means any known loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data.

(d) BNY shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY’s facility security policies and availability of personnel: (i) meet with the Fund’s subject matter experts in a BNY clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY’s premises except as mutually agreed in writing; and (ii) permit access to a BNY data center used to process Customer Data and provide the services by no more than three Fund representatives, including employees of a regulatory or supervisory authority of the Fund that is also a regulatory or supervisory authority of BNY, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls. Notwithstanding any provision in the Agreement to the contrary, the Fund shall not disclose any verbal or written information obtained during the foregoing meetings described in above subsections (i)-(ii) to any third party or use it for any purpose other than evaluating BNY’s security controls, without BNY’s prior written consent.

23.	Non-Solicitation.

During the term of this Agreement with respect to a particular Fund and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by a Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY employee was identified by such entity solely as a result of the BNY employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

24.	Insurance.

BNY shall at all times during the term of this Agreement maintain at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by BNY under this Agreement. Upon the Funds’ reasonable request, which in no event shall be more than once annually, BNY shall furnish to the Funds a summary of BNY’s applicable insurance coverage.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

HAWAIIAN TAX-FREE TRUST

By:	/s/ Joel Weiss
on behalf of each Fund identified on Exhibit A attached hereto
Name:	Joel Weiss
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Robert M. Stein Jr
Name:	Robert M. Stein Jr
Title:	Vice President

EXHIBIT A

List of Funds/Series

Name

Hawaiian Tax-Free Trust

A-1

EXHIBIT B

I, [Name]          , of [Fund Name]     , a [State] [corporation/trust] (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of September 1, 2024, between the Fund and The Bank of New York Mellon.

Name	Position	Signature

B-1

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY shall provide the following valuation support and computation accounting services for each Fund:

♣	Journalize investment, capital share, cash receipts and disbursements, and income and expense activities;

♣	Maintain individual ledgers for investment securities;

♣	Maintain historical tax lots for each security;

♣	Reconcile cash and investment balances of each Fund with the Fund’s custodian;

♣	Calculate various contractual expenses;

♣	Calculate capital gains and losses;

♣	Calculate daily distribution rate per share;

♣	Determine net income;

♣	Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

♣	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

♣	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

♣	Calculate yields and portfolio average dollar-weighted maturity as applicable; and

♣	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

Sch. I-1

FINANCIAL REPORTING

BNY shall provide the following financial reporting services for each Fund:

♣	Financial Statement Preparation & Review

♣	Prepare the Fund’s respective class level annual and semi-annual shareholder reports with respect to a Fund registered on Form N-1A1 for shareholder delivery, inclusion in Form N-CSR and webhosting;

♣	Prepare the Fund’s annual and semi-annual shareholder reports with respect to a Fund not registered on Form N-1A2 for shareholder delivery and inclusion in Form N-CSR;

♣	Prepare the Fund’s quarterly schedule of portfolio holdings[2] for inclusion in Form N-PORT;

♣	Prepare, circulate and maintain the Fund’s financial reporting production calendar;

♣	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2; and

♣	Prepare and coordinate the filing of the Fund’s monthly website files and Form N-MFP, as applicable to money market funds.

♣	Modernization Reporting Services

♣	BNY shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires BNY to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

♣	FORM N-PORT. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

♣	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

♣	Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every applicable successive reporting period for Form N-PORT.

[1]	Requires applicable “Typesetting Services” as described herein.
[2]	Requires applicable “Typesetting Services” as described herein.

Sch. I-2

♣	FORM N-CEN. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

♣	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

♣	Unless mutually agreed in writing between BNY and the Fund, BNY will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

♣	Fixed Income Risk Analytics. BNY shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above in this section).

♣	Liquidity Rule Analysis. BNY shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

♣	The analysis provided by BNY is subject to and dependent upon the Fund providing all necessary security classifications and percentage thresholds necessary to perform such analysis. The parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

♣	BNY shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

♣	The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY shall be excused from its obligations to prepare the affected report and to file the affected report. BNY is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

Sch. I-3

♣	For such time as this section remains in effect, BNY shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

♣	Typesetting Services (applicable to footnote 1 and the related services stated above)

♣	Create financial compositions for the applicable financial report and related EDGAR files;

♣	Maintain country codes, industry class codes, security class codes and state codes;

♣	Create components that will specify the proper grouping and sorting for display of portfolio information;

♣	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

♣	Process, convert and load security and general ledger data;

♣	Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

♣	Generate financial reports using the Vendor’s capabilities which include the following:

○	identifying information at the beginning of the shareholder report;

○	class expense example;

○	Management Discussion of Fund Performance (semi-annual shareholder report at Fund option);

○	key Fund statistics including total advisory fees paid by the Fund, portfolio turnover rate, net assets and number of holdings;

○	graphical representation of holdings;

○	material Fund changes (if applicable) (semi-annual shareholder report at Fund option);

○	changes in and disagreements with accountants in summary form (if applicable);

○	statement regarding the availability of certain additional information; and

○	additional Fund information as mutually agreed in writing between BNY and the Fund.

Sch. I-4

♣	Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

♣	Typesetting Services (applicable to footnote 2 and the related services stated above)

♣	Create financial compositions for the applicable financial report and related EDGAR files;

♣	Maintain country codes, industry class codes, security class codes and state codes;

♣	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

♣	Create components that will specify the proper grouping and sorting for display of portfolio information;

♣	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

♣	Process, convert and load security and general ledger data;

♣	Include data in financial reports provided from external parties to BNY which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

♣	Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

♣	Generate financial reports using the Vendor’s capabilities which include the following:

○	front/back cover;

○	table of contents;

○	shareholder letter;

○	Management Discussion and Analysis commentary;

○	sector weighting graphs/tables;

○	disclosure of Fund expenses;

Sch. I-5

○	schedules of investments;

○	statement of net assets;

○	statements of assets and liabilities;

○	statements of operation;

○	statements of changes;

○	statements of cash flows;

○	financial highlights;

○	notes to financial statements;

○	report of independent registered public accounting firm;

○	tax information; and

○	additional Fund information as mutually agreed in writing between BNY and the Fund.

♣	Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

TAX SERVICES

BNY shall provide the following tax services for each Fund:

♣	Tax Provision Preparation

♣	Prepare fiscal year-end tax provision analysis;

♣	Process tax adjustments on securities identified by a Fund that require such treatment;

♣	Prepare ROCSOP adjusting entries; and

♣	Prepare financial statement footnote disclosures.

♣	BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

♣	Excise Tax Distributions Calculations

♣	Prepare calendar year tax distribution analysis;

♣	Process tax adjustments on securities identified by a Fund that require such treatment; and

Sch. I-6

♣	Prepare annual tax-based distribution estimate for each Fund.

♣	BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

♣	Other Tax Services

♣	Prepare for execution and filing, the federal and state income and excise tax returns;

♣	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

♣	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

♣	Uncertain Tax Positions

♣	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY (“Tax Positions”);

♣	Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

♣	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

♣	Review relevant statutory authorities;

♣	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

♣	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY; and

♣	Delivery of a written report to the applicable Fund detailing such items.

♣	The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a) The Fund shall provide such information and documentation as BNY may reasonably request in connection with the Uncertain Tax Positions services. The Fund’s independent public accountants shall cooperate with BNY and make such information available to BNY as BNY may reasonably request.

Sch. I-7

(b) Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY pursuant to this Agreement, (i) BNY is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

♣	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY informs the Fund that any U.S. tax advice contained in any communication from BNY to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY shall provide the following fund administration services for each Fund:

♣	In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY in writing from time to time, monitor BNY) such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

♣	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC.

♣	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

♣	Calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund;

♣	Calculate total return information;

♣	Coordinate a Fund’s annual audit;

♣	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

Sch. I-8

♣	If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of the Fund’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY in advance. BNY shall be required to provide the sub-certification only during the term of this Agreement with respect to the applicable Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub- certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY shall provide the following regulatory administration services for each Fund:

♣	Maintain a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

♣	Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

♣	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

♣	Prepare and coordinate the filing of annual post-effective amendments to a Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series or the combining of multiple prospectuses into one prospectus or the splitting of one prospectus into multiple prospectuses);

♣	Prepare and coordinate the filing of Forms N-CSR and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY);

♣	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY that are on the SEC examination request list;

♣	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY and the applicable Fund may mutually agree upon in writing from time to time; and

♣	Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Trust in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Trust’s Board of Trustees, and prepare and file the Trust’s fidelity bond with the SEC.

♣	eBoard Book Services:

♣	Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY and a Fund.

♣	38a-1 Compliance Support Services

♣	Provide compliance policies and procedures related to certain services provided by BNY and, if mutually agreed, certain of the BNY Affiliates; summary procedures thereof; and periodic certification letters.

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